                           EXHIBIT 11
          FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
           STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                                         Three Months       Six Months
                                         Ended June 30    Ended June 30
                                       ________________  ________________
                                         1997    1996      1997    1996
                                       _______  _______  _______  _______
                                      (In thousands, except per share data)
PRIMARY
Average shares outstanding...........   17,610   17,378   17,590   17,271
Net effect of dilutive stock
  options -- based on the treasury
  stock method using average market
  price..............................      249       92      223       86
                                       _______  _______  _______  _______
                                TOTAL   17,859   17,470   17,813   17,357
                                       =======  =======  =======  =======
Net income...........................  $ 9,037  $ 7,175  $18,354  $14,066
Preferred stock dividends............      555      185    1,110      185
                                       _______  _______  _______  _______
Net income applicable to common stock. $ 8,482  $ 6,990  $17,244  $13,881
                                       =======  =======  =======  =======


Earnings per common and common share
  equivalents......................... $   .48  $   .40  $   .97  $   .80
                                       =======  =======  =======  =======
FULLY DILUTED
Average shares outstanding............  17,610   17,378   17,590   17,271
Net effect of conversion o preferred
 stock................................   1,494      492    1,494      246
Net effect of dilutive stock
  options -- based on the treasury
  stock method using the higher of
  the end of the period market
  price or average market
  price...............................     290       99      290       99
                                       _______  _______  _______  _______
                                TOTAL   19,394   17,969   19,374   17,616
                                       =======  =======  =======  =======
Net income............................ $ 9,037  $ 7,175  $18,354  $14,066
                                       =======  =======  =======  =======
Earnings per common and common share
  equivalents......................... $   .47  $   .40  $    .95 $   .80
                                       =======  =======  =======  =======

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